Exhibit 3

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

AVICENA GROUP, INC.

Avicena Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation, as amended and restated (the “Certificate of Incorporation”), and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board duly adopted resolutions providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Five Million (5,000,000) shares of Series A Convertible Preferred Stock of the Corporation, as follows:

RESOLVED, that pursuant to the authority granted to the Board by the Certificate of Incorporation, the Board hereby designates Five Million (5,000,000) shares of Preferred Stock out of the Corporation’s authorized but unissued Preferred Stock, $0.001 par value per share (“Preferred Stock”), Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred”), and will have the following relative rights, preferences, and limitations.

Section 1. Rank.

The Series A Preferred shall, with respect to dividend rights and rights on liquidation, rank prior to the Junior Securities.

Section 2. Dividend Rights.

In preference to the Junior Securities, the holders of the Series A Preferred shall be entitled to receive, when and as declared by the Board, to the extent permitted under the Delaware General Corporation Laws (“DGCL”), dividends payable semi-annually on the last day of June and December beginning in 2007 (each such day being a “Dividend Payment Date”). Such dividends shall be paid to the holders of record of Series A Preferred at the close of business on the date specified by the Board at the time such dividend is declared; provided, however, that such date shall not be more than sixty days nor less than ten days prior to the respective Dividend Payment Date. Each of such semi-annual dividends shall be fully cumulative and shall accrue (whether or not declared, whether or not the Corporation has earnings or profits, and whether or not there are funds legally available for the payment of such dividends), without interest, from the first day of the semi-annual period in which such dividend may be payable as herein provided, except that with respect to the first semi-annual dividend, such dividend shall accrue from the date of the issuance of the Series A Preferred. The per annum dividend rate on outstanding shares shall be 10% ($0.50) per share; payable only by issuing additional shares of the Series A Preferred at the rate of .10 of a share for each $0.50 of such dividend that would otherwise be payable in cash. The Corporation shall take all actions required or permitted under the DGCL to permit the payment of dividends on the Series A Preferred, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

Section 3. Liquidation Preference.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $5.00 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of Series A Preferred and any outstanding shares of any other series of the Preferred Stock having liquidation rights on parity with the shares of the Series A Preferred, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of the Series A Preferred and the holders of outstanding shares of such other series of the Preferred Stock are entitled were paid in full. The consolidation or merger of the Corporation with another Person shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and shall not give rise to any rights provided for in this Section 3. The liquidation payment with respect to each fractional share of the Series A Preferred outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred.

Section 4. Holder Election; Corporation Election; Redemptions.

4A. Holder Election. During the period from January 1, 2010 until December 31, 2010 (the “Holder Election Period”), all holders of Series A Preferred must choose (the “Holder Election”) to either (i) have all of the holder’s then outstanding shares of Series A Preferred (including all accumulated and unpaid dividends accrued thereon pursuant to Section 2) redeemed by the Corporation pursuant to this Section 4; or (ii) convert all of the holder’s then outstanding shares of Series A Preferred (including all accumulated and unpaid dividends accrued thereon pursuant to Section 2) at the Conversion Ratio (hereinafter defined) pursuant to Section 6. The holder shall communicate the holder’s Holder Election by delivering written notice of such election to the Corporation during the Holder Election Period. If the Corporation does not receive written notice of a holder’s Holder Election during the Holder Election Period, the Corporation shall be entitled to make such election for the holder in the Corporation’s sole discretion.

4B. Corporation Election. At any time after December 31, 2008, the Corporation shall be entitled to require that each holder of Series A Preferred choose (the “Corporation Election”), in the holder’s sole discretion, to either: (i) redeem all of the holder’s then outstanding shares of Series A Preferred (including all accumulated and unpaid dividends accrued thereon pursuant to Section 2) pursuant to this Section 4; or (ii) convert all of the holder’s then outstanding shares of Series A Preferred (including all accumulated and unpaid dividends accrued thereon pursuant to Section 2) at the Conversion Ratio pursuant to Section 6. The Corporation shall communicate the Corporation Election, if any, by delivering written notice of such election to the holder.

4C. Redemption Amount. Series A Preferred to be redeemed pursuant to this Section 4 shall be redeemed at a price per share of Series A Preferred equal to the Liquidation Value plus any accrued and unpaid dividends through the Series A Redemption Date (the applicable amount being the “Redemption Value”).

4D. Redemption Payments. For each share of Series A Preferred which is to be redeemed hereunder, the Corporation shall be obligated on the applicable Series A Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A Preferred) an amount in cash equal to the applicable Redemption Value due per Series A Preferred. If the funds of the Corporation legally available for redemption of the Series A Preferred on any Series A Redemption Date are insufficient to redeem the total number of Series A Preferred to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series A Preferred pro rata among the holders of Series A Preferred to be redeemed based upon the aggregate Redemption Value of such Series A Preferred held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Preferred, such funds shall immediately be used to redeem the balance of the Series A Preferred which the Corporation has become obligated to redeem on any Series A Redemption Date but which it has not redeemed.

4E. Redemption Timing. A holder of Series A Preferred shall be obligated to surrender all certificates representing the holder’s Series A Preferred within fifteen days of receipt of a Series A Redemption Notice. The Corporation shall be obligated to redeem all shares of Series A Preferred that are subject to a Series A Redemption Notice within fifteen days of receipt of (a) Series A Redemption Notice, if applicable, and (b) all certificates representing the holder’s Series A Preferred.

4F. Status of Series A Preferred and Dividends After Redemption Date. Each share of Series A Preferred shall remain outstanding after the applicable Series A Redemption Date until the holder thereof has received payment in full of the applicable Redemption Value thereof. No share of Series A Preferred shall be entitled to any dividends accruing after the date on which the Redemption Value of such Series A Preferred is paid to the holder of such Series A Preferred. On such date, all rights of the holder of such Series A Preferred shall cease, and such Series A Preferred shall no longer be deemed to be issued and outstanding.

Section 5. Voting Rights.

5A. Ordinary Voting Rights. The holders of the Series A Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws, and the holders of the Series A Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote, in each case voting as a single class together with the holders of the Common Stock, with each share of Common Stock entitled to one vote per share and each Series A Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Series A Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote.

5B.	Series A Preferred Directorship.

(i) In addition to the voting right provided by Section 5A, the holders of Series A Preferred shall have the special right, voting separately as a single class and to the exclusion of all other classes of the Corporation’s stock, to elect an individual to fill one seat on the Board of Directors (the “Series A Preferred Directorship”), to remove any individual elected to the Series A Preferred Directorship and to fill any vacancies in the Series A Preferred Directorship, as approved by the holders of a majority of Series A Preferred. The special right of the holders of Series A Preferred to elect a member of the Board may be exercised at the special meeting called pursuant to this Section 5B, at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting.

(ii) At any time, a proper officer of the Corporation shall, upon the written request of the holders of a majority of the Series A Preferred then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Series A Preferred for the purpose of electing a director pursuant to this Section 5B. Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation or at such other place designated by the holders of a majority of the Series A Preferred then outstanding. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of a majority of the Series A Preferred then outstanding may designate in writing one of the holders of Series A Preferred to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for regular meetings of stockholders and shall be held at the Corporation’s principal office, or at such other place designated by the holders of a majority of the Series A Preferred then outstanding. Any holder of Series A Preferred so designated shall be given access to the Series A Preferred stock record books of the Corporation for the purpose of causing a meeting of Series A Preferred stockholders to be called pursuant to this Section 5B.

(iii) At any meeting or at any adjournment thereof at which the holders of Series A Preferred have the special right to elect a director, the presence, in person or by proxy, of a majority of the holders of Series A Preferred shall be required to constitute a quorum for the election or removal of any director by the holders of the Series A Preferred exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

Section 6. Conversion.

6A. Optional Holder Conversion. At any time during the period starting on June 30, 2007 and ending on December 31, 2009, a holder of Series A Preferred may convert all of the holder’s Series A Preferred (including any fraction of a share of Series A Preferred) into an equal number of shares of Common Stock (the “Conversion Ratio”), by delivering written notice of such request (“Series A Conversion Notice”) to the Corporation. After December 31, 2009, a holder of Series A Preferred must make the Holder Election described in Section 4A.

6B. Corporation Election Conversion. The Corporation has the conversion rights provided by Section 4B.

6C. Conversion Procedures.

(i) Within thirty (30) days after delivery of the Series A Conversion Notice or notice of Holder Election or Corporation Election that elects conversion, the holder of the shares to which such notice is subject shall surrender the certificate or certificates representing the Series A Preferred to be converted at the principal office of the Corporation. Except as otherwise provided herein, each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered for conversion pursuant to this Section 6. At the time any such conversion has been effected, the rights of the holder of such converted shares Series A Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(ii) The conversion rights of any Series A Preferred subject to redemption hereunder shall terminate on the applicable Series A Redemption Date for such shares of Series A Preferred unless the Corporation has failed to pay to the holder thereof the Redemption Value of such shares of Series A Preferred.

(iii) As soon as possible after a conversion has been effected (but in any event within ten (10) business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

(a) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(b) a certificate representing any shares of Series A Preferred that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(iv) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred shall be made without charge to the holders of such Series A Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Series A Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(v) The Corporation shall not close its books against the issuance of Series A Preferred in satisfaction of accrued dividends on Series A Preferred, the transfer of Series A Preferred or of Common Stock issued or issuable upon conversion of Series A Preferred in any manner that interferes with the timely conversion of Series A Preferred. The Corporation shall assist and cooperate with any holder of Series A Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

(vi) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred, including shares of Series A Preferred issued as dividends. All shares of Common Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred, including that issuable on accrued dividends on Series A Preferred thereon.

6D. Adjustment of Conversion Ratio.

(i) In case the Corporation shall (a) pay or make a dividend or other distribution on its Common Stock in shares of Common Stock, (b) subdivide or split the outstanding shares of its Common Stock into a larger number of shares or (c) combine the outstanding shares of its Common Stock into a smaller number of shares, then in each such case the Conversion Ratio shall be adjusted to equal the number of such shares to which the holder of one share of Series A Preferred would have been entitled upon the occurrence of such event had such share of Series A Preferred been converted immediately prior to the happening of such event or, in the case of a stock dividend or other distribution, prior to the record date for determination of stockholders entitled thereto. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split or combination.

(ii) In case of any capital reorganization or any reclassification of the capital stock of the Corporation (whether pursuant to a merger or consolidation or otherwise), each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property receivable upon such capital reorganization or reclassification of capital stock, as the case may be, by a holder of the number of shares of Common Stock into which such share of Series A Preferred was convertible immediately prior to such capital reorganization or reclassification of capital stock; and, in any case, appropriate adjustment (as determined in good faith by the Board) shall be made for the application of the provisions of this Section 6D with respect to the rights and interests thereafter of the holders of Series A Preferred to the end that the provisions set forth in this Section 6 shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of shares of Series A Preferred.

(iii) In case of any consolidation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any sale or transfer of all or substantially all of the assets of the Corporation to the entity formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, each share of Series A Preferred shall thereafter be convertible into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which a share of Series A Preferred may have been converted immediately prior to such consolidation, merger, sale or transfer. Adjustments for events subsequent to the effective date of such a consolidation, merger, sale or transfer of assets shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6D. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, merger, conveyance, lease, transfer or otherwise so that the provisions set forth in this Section 6D for the protection of the rights of the holders of the Series A Preferred shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. The provisions of this paragraph shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

(iv) The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6D and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(v) Notwithstanding the foregoing provisions of this Section 6D, no adjustment to the Conversion Ratio shall be required unless such adjustment would require an increase or decrease in such Conversion Ratio of at least 1%; provided, however, that any adjustments which by reason of this Section 6D are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(vi) Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 6D, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(viii) As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 6D, the Corporation shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock which the holders of Series A Preferred are entitled to receive upon conversion thereof.

6E. Notices. The Corporation shall give written notice to all holders of Series A Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, or (b) with respect to any pro rata subscription offer to holders of Common Stock.

Section 7. Right of Participation.

The holders of Series A Preferred shall be notified of and invited to participate in, but shall have no right to purchase a minimum amount or percentage of, all equity financings of the Corporation.

Section 8. Senior Debt.

The Corporation shall not incur, assume or guarantee indebtedness to a financial institution senior to the Series A Preferred without prior approval of the holders of a majority of the outstanding shares of Series A Preferred.

Section 9. Amendment and Waiver.

No termination, amendment, modification or waiver shall be binding or effective with respect to any provision of this Certificate of Designations without the prior written consent of a majority of the holders of Series A Preferred, based on the number of shares of Series A Preferred outstanding at the time such action is taken; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another Person unless the Corporation has obtained the prior written consent of a majority of the holders of Series A Preferred based on the number of shares of Series A Preferred outstanding at the time such action is taken.

Section 10. Definitions.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Junior Securities” means any capital stock or other equity securities of the Corporation to which the Series A Preferred rank prior, including all classes of Common Stock.

“Liquidation Value” of any share of Series A Preferred as of any particular date shall be equal to the Original Price (as proportionately adjusted for all subsequent stock splits, stock dividends, and other recapitalizations or reclassifications affecting the Series A Preferred).

“Original Price” shall equal, with respect to the Series A Preferred, $5.00 per share.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Series A Redemption Date” as to any share of Series A Preferred means the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Redemption Value of such Series A Preferred is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Series A Redemption Notice” shall mean a notice of Holder Election or Corporation Election which elects redemption.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer, this 17th day of November, 2006.

AVICENA GROUP, INC.

/s/ Belinda Tsao Nivaggioli
Name: Belinda Tsao Nivaggioli, Chief Executive Officer

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